EXHIBIT 99.1
RBC Life Sciences®
November 10, 2008
RBC Life Sciences’ Sales and Earnings Increased 26 Percent during the Third Quarter of 2008
Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported net sales of $9.93 million for the quarter ended September 30, 2008—a 26 percent increase over net sales of $7.86 million for the same period last year.
RBC Life Sciences recorded net earnings of $846,000, or $0.04 per share, during the third quarter of 2008—a 26 percent increase over net earnings of $672,000, or $0.03 per share, during the third quarter of 2007.
“International licensee sales for the quarter increased 36 percent over sales in the same quarter last year,” said RBC Life Sciences founder and CEO, Clinton Howard. “Considering current economic conditions, the company is fortunate to have ample working capital to finance this rate of growth. The company also has a healthy balance sheet whose only debt consists of the company’s mortgage on its headquarters facility.”
The company’s MPM Medical Inc. brand of medical devices also continued to grow strongly. Sales of MPM’s evidence-based prescription and non-prescription wound care and pain management products increased 42 percent over the same period last year.
The growth comes at a time when the company has refocused efforts to grow its U.S. and Canadian markets while embarking on aggressive international expansion.
About RBC Life Sciences

RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC Life Sciences also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the Company’s Web site at www.rbclifesciences.com.
The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange

RBC Life Sciences Third Quarter 2008 Earnings Release
November 10, 2008
RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended September 30,
	2008	2007

Net sales	$9,925	$7,857
Gross profit	4,710	4,155
Operating profit	1,387	1,178
Earnings before income taxes	1,344	1,127
Provision for income taxes	498	455
Net earnings	846	672

Earnings per share
Basic	$0.04	$0.03
Diluted	$0.04	$0.03

Weighted average shares outstanding — basic	21,587	20,425
Weighted average shares outstanding — diluted	22,906	22,803

	Nine Months Ended September 30,
	2008	2007
Net sales	$23,160	$20,397
Gross profit	11,909	11,253
Operating profit	2,499	2,636
Earnings before income taxes	2,367	2,472
Provision for income taxes	890	965
Net earnings	1,477	1,507

Earnings per share
Basic	$0.07	$0.07
Diluted	$0.06	$0.07

Weighted average shares outstanding — basic	21,315	20,293
Weighted average shares outstanding — diluted	22,923	22,440

RBC Life Sciences Third Quarter 2008 Earnings Release
November 10, 2008
RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$7,130	$6,369
Inventories	4,885	4,725
Other current assets	1,620	1,334

Total current assets	13,635	12,428
Other assets	6,777	6,730

Total assets	$20,412	$19,158

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$3,397	$4,431
Deferred revenue	5,077	4,323
Other current liabilities	141	136

Total current liabilities	8,615	8,890
Other liabilities	2,529	2,690
Shareholders’ equity	9,268	7,578

Total liabilities and shareholders’ equity	$20,412	$19,158

Contacts:
Alan Van Zelfden
RBC Life Sciences
469-964-0216
alan.vanzelfden@rbclifesciences.com
Steve Brown
RBC Life Sciences
972-893-4000
steve.brown@rbclifesciences.com